Exhibit 99.1

CESCA THERAPEUTICS ANNOUNCES FIRST QUARTER 2018 FINANCIAL RESULTS AND PROVIDES CORPORATE UPDATE

Conference Call to be Held at 4:30 p.m. ET (1:30 p.m. PT)

RANCHO CORDOVA, CA, May 14, 2018 – Cesca Therapeutics Inc. (NASDAQ: KOOL), a market leader in automated cell processing and point-of-care, autologous cell-based therapies, today announced financial and operating results for the first quarter ended March 31, 2018, and provided a corporate update.

First Quarter and Recent Highlights

●	Announced first two evaluation agreements with leading academic research institutions for the Company’s X-Series™ products for automated, closed system cellular processing.

●	Presented two posters pertaining to the Company’s X-BACS™ and X-Wash™ cellular processing systems at the International Society for Cellular Therapy (ISCT) 2018 Annual Meeting in Montreal, Québec.

●	Announced the release of the X-Mini™ cell selection kit for the CAR-T research market.

●

Filed a new patent application with the US Patent and Trademark Office (USPTO) for an innovation to Cesca’s CAR-TXpress™ technology, which will allow for the simultaneous purification and activation of T-cells, thereby simplifying the CAR-TXpress workflow and tangibly accelerating the CAR-T cell manufacturing process.

●

Initiated entry into the contract development and manufacturing (CDMO) space with signing of an exclusive license agreement with China-based IncoCell Tianjin Ltd. for CAR-T related CDMO services covering the Asia Pacific region.

●	Launched the second-generation AXP® II system for advanced cord blood and peripheral blood processing.

“Since our acquisition of SynGen in July of last year, we have made substantial progress advancing our novel CAR-TXpress solution, and related X-Series kits, toward commercialization,” said Dr. Chris Xu, chief executive officer of Cesca. “Notably, we introduced our first X-Series kit, the X-Mini, which targets the large and growing CAR-T research market, and subsequently entered into our first evaluation agreements with two leading academic research institutions focused on cell therapies. In addition, we continued to execute on our strategy to become a diversified CAR-T service provider with the signing of the CDMO agreement with IncoCell, the first of several CDMO collaborations that we are pursuing in key markets, including the U.S. Finally, we bolstered our intellectual property estate with the filing of an additional patent that further differentiates our proprietary CAR-TXpress workflow. We remain very optimistic about the numerous opportunities within the rapidly-emerging immuno-oncology field and are positioning the Company to respond to unmet market needs. Our goal is to maintain our current momentum, and we believe we have set the stage for 2018 to be a truly transformational year for our company.”

Financial Results for the First Quarter Ended March 31, 2018

Net revenue. Net revenues for the three months ended March 31, 2018 were $1.9 million compared to $3.3 million for the comparable period in 2017. The decline was driven by decreased AXP disposable sales in China.

Gross profit. Gross profit for the three months ended March 31, 2018 was $352,000, or 19.0% of net revenue, compared to $1.4 million, or 42.0% of net revenue for the comparable period in 2017. The decrease in gross profit margin percentage was primarily due to decreased overhead absorption and higher costs as a result of the merger with SynGen, which was completed in July 2017.

Sales and marketing expenses. Sales and marketing expenses for the three months ended March 31, 2018 were $325,000 compared to $335,000 for the comparable period in 2017.

Research and development expenses. Research and development (R&D) expenses for the three months ended March 31, 2018 were $1.0 million, compared to $567,000 for the comparable period in 2017. The increase is primarily due to additional headcount and expenses relating to the ongoing development of the Company’s X-Series products and CAR-TXpress platform.

General and administrative expenses. General and administrative expenses for the three months ended March 31, 2018 were $2.2 million compared to $2.6 million for the comparable period in 2017. The decrease was driven by a reduction in legal expenses due to the settlement of the SynGen litigation.

Net loss attributable to common stockholders. For the three months ended March 31, 2018, the Company reported a net loss attributable to common stockholders of $3.0 million, or ($0.27) per share, based on approximately 11.1 million weighted average basic and diluted common shares outstanding. This compares to a net loss of $2.1 million, or ($0.21) per share, based on approximately 9.9 million weighted average basic and diluted common shares outstanding for the three months ended March 31, 2017.

Conference Call and Webcast Information

Cesca will host a conference call and audio webcast today at 4:30 p.m. EDT (1:30 p.m. PDT). Participants may access the call by dialing 1-800-860-2442 within the U.S. or 1-412-858-4600 outside the U.S. and referencing “Cesca.” To access a live webcast of the call, please visit:

http://services.choruscall.com/links/kool180514.html. A replay of the call can be accessed approximately one hour after completion of the call and will be available until June 14, 2018. To listen to the replay, dial 1-877-344-7529 within the U.S. or 1-412-317-0088 outside the U.S. and reference access code 10119918.

About Cesca Therapeutics Inc.

Cesca Therapeutics develops, commercializes and markets a range of automated technologies for CAR-T and other cell-based therapies. Its device division, ThermoGenesis, provides a full suite of solutions for automated clinical biobanking, point-of-care applications, and automation for immuno-oncology. The Company is developing its automated, functionally-closed CAR-TXpress™ platform to streamline the manufacturing process for the emerging CAR-T immunotherapy market.

Forward-Looking Statement

The statements contained herein may include statements of future expectations and other forward-looking statements that are based on management’s current views and assumptions and involve known and unknown risks and uncertainties that could cause actual results, performance or events to differ materially from those expressed or implied in such statements. A more complete description of risks that could cause actual events to differ from the outcomes predicted by Cesca Therapeutics’ forward-looking statements is set forth under the caption "Risk Factors" in Cesca Therapeutics’ annual report on Form 10-K and other reports it files with the Securities and Exchange Commission from time to time, and you should consider each of those factors when evaluating the forward-looking statements.

Company Contact:

Cesca Therapeutics Inc.

Wendy Samford

916-858-5191

ir@cescatherapeutics.com

Investor Contact:

Rx Communications

Paula Schwartz

917-322-2216

pschwartz@rxir.com

Financials

Cesca Therapeutics Inc.

Condensed Consolidated Balance Sheets

	March 31, 2018	December 31, 2017
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$2,872,000	$3,513,000
Accounts receivable, net	1,649,000	2,549,000
Inventories	5,221,000	4,798,000
Prepaid expenses and other current assets	557,000	594,000

Total current assets	10,299,000	11,454,000

Restricted cash	1,000,000	1,000,000
Equipment, net	3,265,000	2,996,000
Goodwill	13,976,000	13,976,000
Intangible assets, net	21,590,000	21,629,000
Other assets	51,000	56,000

Total assets	$50,181,000	$51,111,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,415,000	$2,079,000
Other current liabilities	3,980,000	3,385,000
Total current liabilities	6,395,000	5,464,000

Long-term liabilities	12,666,000	12,435,000
Total liabilities	19,061,000	17,899,000

Cesca Therapeutics Inc. stockholders' equity	32,017,000	33,699,000

Noncontrolling interests	(897,000)	(487,000)

Total liabilities and stockholders’ equity	$50,181,000	$51,111,000

Cesca Therapeutics Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months Ended March 31,
	2018	2017
Net revenues	$1,867,000	$3,252,000

Cost of revenues	1,515,000	1,875,000

Gross profit	352,000	1,377,000

Expenses:
Sales and marketing	325,000	335,000

Research and development	1,041,000	567,000

General and administration	2,242,000	2,591,000

Total operating expenses	3,608,000	3,493,000

Loss from operations	(3,256,000)	(2,116,000)

Fair value change of derivative instruments	259,000	69,000
Interest expense	(361,000)	(19,000)
Other (expenses)	(12,000)	(31,000)

Net loss	(3,370,000)	(2,097,000)

Loss attributable to noncontrolling interests	(410,000)	--

Net loss attributable to common stockholders	$(2,960,000)	$(2,097,000)

Cesca Therapeutics Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Three Months Ended March 31,
	2018	2017
Cash flows from operating activities:
Net cash used in operating activities	(2,054,000)	(2,543,000)

Cash flows from investing activities:
Capital expenditures	(290,000)	(33,000)
	(290,000)	(33,000)
Cash flows from financing activities:
Payments on capital lease obligations	(9,000)	(23,000)
Proceeds from issuance of common stock, net	1,213,000	--
Proceeds from long-term debt-related party	500,000	1,500,000
Payment of financing cost	--	(13,000)

Net cash provided by financing activities	1,704,000	1,464,000

Effects of foreign currency rate changes on cash and cash equivalents	(1,000)	4,000
Net decrease in cash, cash equivalents and restricted cash	(641,000)	(1,108,000)

Cash and cash equivalents at beginning of period	4,513,000	4,899,000
Cash and cash equivalents at end of period	$3,872,000	$3,791,000